UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEXCEN BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Title of each class of securities to which transaction applies:
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Dear NexCen Shareholders:

        We have previously sent to you proxy materials for the special meeting of shareholders of NexCen Brands, Inc. to be held on Thursday, July 29, 2010. At the special meeting, shareholders will, among other matters, vote to approve the sale of substantially all of the assets of NexCen to Global Franchise Group, LLC.

Your Board of Directors Unanimously Recommends That
Shareholders Vote FOR Each of the Proposals on the Enclosed Proxy Card

Why you should vote FOR the asset sale

        We believe that the asset sale, together with the plan of dissolution, is the only viable mechanism that can reasonably be expected to provide any equity value to our shareholders in the foreseeable future. Your board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. If the asset sale is consummated and a plan of dissolution is implemented, we currently believe that, after satisfying our remaining outstanding liabilities, we could distribute to shareholders cash in the range of $0.12 to $0.16 per share of common stock.

If the asset sale is not completed, there is substantial risk that shareholders will not receive any value for their equity in NexCen.

As previously disclosed, NexCen's financial condition and liquidity raise substantial doubt as to the Company's ability to continue as a going concern. NexCen has experienced significant losses, and owes more under the credit facility with BTMU Capital Corporation than the value of the Company. Accordingly, the Company currently has minimal equity value. If the asset sale is not consummated, we anticipate that the Company will breach certain covenants of the credit facility in 2010 and will be unable to make a required principal payment of $34.5 million in July 2011. A default under the credit facility could trigger, among other things, the lender's right to accelerate principal payment obligations, foreclose on virtually all of NexCen's assets and take control of all of NexCen's cash flow from operations.

If this were to happen, NexCen likely would have no choice but to file for bankruptcy protection, in which case it is highly unlikely that there would be any assets available for distribution to NexCen's shareholders.

Other Proposals

        The other proposals for consideration by shareholders are:

  •
  an amendment to NexCen's certificate of incorporation to reduce the number of authorized shares of capital stock from 1 billion shares of common stock and 1 million shares of preferred stock to 100 million shares of common stock and 1 million shares of preferred stock, which we believe will result in savings of approximately $117,000 in annual Delaware franchise taxes; and

  •
  the authorization of the NexCen board of directors, in its discretion, to adjourn the special meeting if the voting power of holders of NexCen common stock represented and voting in favor of the asset sale proposal, the plan of dissolution proposal or the share reduction proposal is insufficient to approve any of such proposals under Delaware law.

Something this important cannot happen without your support

        Approval of the transaction, plan of dissolution and reduction of authorized shares requires the affirmative vote of the holders of a majority of the outstanding shares of common stock held on the record date. Any shares that are not voted or that abstain have the same effect as voting against those proposals.

        Your vote is very important regardless of the number of shares you own. Voting your shares TODAY will help NexCen avoid the expense of additional solicitation. Please use the enclosed proxy card to vote FOR all four proposals—by telephone, by Internet or by signing, dating and returning the proxy card in the envelope provided. Even if you plan to attend the special meeting and vote in person, voting now will assure that your vote is counted if you ultimately are unable to attend. The failure to vote will have the same effect as a vote against approval of the asset sale.

        We thank you for your participation and support for the proposals.

Sincerely,
The Board of Directors

If you have any questions, or need assistance in
voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORORATED

SHAREHOLDERS MAY CALL TOLL-FREE: (877) 456-3488
BANKS AND BROKERS MAY CALL COLLECT: (212) 750-5833

Additional Information and Where to Find It

        NexCen urges investors and shareholders to read the proxy statement, which discusses in more detail the proposals to be considered at the special meeting of shareholders. NexCen filed the proxy statement with the Securities and Exchange Commission (SEC) on June 11, 2010, and mailed the proxy statement on June 14, 2010 to holders of NexCen common stock identified as of June 4, 2010, which is the notice record date for the special meeting. You can obtain free copies of NexCen's proxy statement and all other documents filed with the SEC at the SEC's website at www.sec.gov or from NexCen's website at www.nexcenbrands.com under the tab "Investor Relations" and then under the item "SEC Filings."

Forward-Looking Statement

        Information set forth in this communication contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. When used herein, the words "anticipate," "believe," "estimate," "intend," "may," "will," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not complete the pending sale transaction on the negotiated terms, within the expected timeframe or at all; (2) we may not obtain the approval of the transaction by our shareholders; (3) we may not satisfy conditions required to close the transaction; (4) the amount and timing of any distribution to our shareholders after completion of the transaction may vary due to various factors within and outside the Company's control; and (5) other risks and factors, as discussed in the Company's filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.